Exhibit 99.2

PRESS RELEASE Comcast Corporation One Comcast Center Philadelphia, PA 19103 www.comcastcorporation.com

COMCAST CORPORATION NAMES MICHAEL J. CAVANAGH
CHIEF FINANCIAL OFFICER

PHILADELPHIA – May 11, 2015 – Comcast Corporation announced today it has named Michael J. Cavanagh Senior Executive Vice President and Chief Financial Officer of the company. He will join Comcast early this summer from The Carlyle Group, a global alternative asset manager, where he served as its Co-President and Co-Chief Operating Officer in New York. Prior to Carlyle, Mr. Cavanagh spent almost 10 years as a member of the Operating Committee of JPMorgan Chase & Co. and served nearly six years as its CFO. He will be based at Comcast’s headquarters in Philadelphia.

Comcast’s appointment of Mr. Cavanagh follows a national search for a CFO after the company announced it entered into an agreement with Vice Chairman and current CFO Michael J. Angelakis to establish a new, strategic company that will focus on investing in and operating growth-oriented companies, both domestically and internationally.

Comcast Chairman and CEO Brian L. Roberts said, “I’m so thrilled Mike [Cavanagh] is joining our team. He is a world-class executive with significant experience leading and overseeing large companies with multiple, complex businesses. He has had a distinguished career that spans more than two decades, is incredibly talented, and will be a great leader for Comcast.”

Mr. Cavanagh said, “Comcast is an exceptional company that is well-positioned to win in the rapidly evolving media and technology industries. The opportunity to work closely with Brian and one of the best management teams I’ve come across in any industry was something I could not pass up. Carlyle is a great organization with a bright future. Michael Angelakis has helped build Comcast into the strong financial position it is in today and I can’t wait to get to work with my new colleagues to further expand on the company’s success.”

In addition to serving as CFO while at JPMorgan Chase following its merger with Bank One and throughout the financial crisis, Mr. Cavanagh more recently held the role of Co-CEO of its Corporate & Investment Bank and CEO of its Treasury and Securities Services Business. Mr. Cavanagh also previously served as an executive at Bank One holding the roles of CEO and COO of Middle Market Banking, Treasurer, and Head of Strategy. Before that, he worked at Citigroup and its predecessor companies, including serving as CFO of its Consumer Group for Europe, Middle East, and Africa.

Mr. Cavanagh earned a B.A. from Yale University and a J.D. from the University of Chicago. He currently serves on the board of Yum! Brands, Inc. and is a member of the Council on Foreign Relations.

Mr. Angelakis will become a Senior Advisor to Comcast and will assist Mr. Cavanagh with his transition. He will then become CEO of the new company.

About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation's largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

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Media Contact:
John Demming
(215) 286-8011
john_demming@comcast.com